UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 16, 2013

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

(a)           On January 16, 2013, Quest Diagnostics Incorporated (the “Company”) issued a press release announcing that the Company plans to sell its HemoCue diagnostic products business ("HemoCue"), as part of the Company's strategy to refocus on diagnostic information services. HemoCue develops, produces and markets point-of-care testing systems. As a result, the Company will report 2012 and 2011 results for HemoCue and its OralDNA products business ("OralDNA"), which was sold in December 2012, as discontinued operations in the Company's report of fourth quarter 2012 results, and take related after-tax charges in discontinued operations for the estimated asset impairment associated with HemoCue and the loss on sale associated with OralDNA, totaling $89.5 million, or $0.56 per diluted share, in the period.

The Company's consolidated income statements for the full-year 2012 and 2011 will present the operating results of HemoCue and OralDNA as discontinued operations. As such, results from continuing operations will be reduced as follows:

•	Revenues by $117 million in 2012 and $119 million in 2011;

•	Operating income by $11 million in 2012 and $8 million in 2011; and,

•	Net income from continuing operations by $15 million in 2012 and $13 million in 2011; and

•	Earnings per diluted share by $0.09 in 2012 and $0.08 in 2011.

The Company also announced it had finalized its analysis of the impact of Hurricane Sandy on its business, determining that fourth quarter 2012 revenues were reduced by an estimated $21 million, operating income by an estimated $16 million and earnings per diluted share by an estimated $0.06.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

d.	Exhibit	Description
	99.1	Press release of Quest Diagnostics Incorporated dated January 16, 2013.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

January 16, 2013

QUEST DIAGNOSTICS INCORPORATED

By:     /s/ William J. O’Shaughnessy, Jr.
William J. O’Shaughnessy, Jr.
Assistant General Counsel and Secretary